Exhibit 99.1

PRESS RELEASE

For Immediate Release

Date:	December 23, 2015
Contact:	Chris Courtney/Rick McCarty
Phone:	(209) 848-2265
www.ovcb.com

OAK VALLEY BANCORP COMPLETES ACQUISITION OF

MOTHER LODE BANK

OAKDALE, CA − Oak Valley Bancorp (NASDAQ: OVLY) (the “Company”), the bank holding company for Oak Valley Community Bank and Eastern Sierra Community Bank, reported today that it completed its acquisition of Mother Lode Bank (OTC PINK:MOLB) upon the merger of Mother Lode Bank into Oak Valley Community Bank. The aggregate consideration paid by the Company in the acquisition, including cash consideration to holders of outstanding stock options, was approximately $7.3 million in exchange for all outstanding common stock shares.

As announced on August 27, 2015, the Company entered into an agreement to acquire Mother Lode Bank, a California-state chartered bank having $78 million in assets and two branches in Sonora, CA. Oak Valley Community Bank opened its second branch in Sonora earlier this month and plans to close the two Mother Lode Bank branches as of January 29, 2016. Mother Lode Bank customers will be serviced by the two existing Oak Valley Community Bank branches.

H. Randolph Holder, a director of Mother Lode Bank, joined the Boards of Directors of the Company and Oak Valley Community Bank upon the closing. Mr. Holder is President and CEO of Clarke Broadcasting Corp., which owns and operates KVML, KZSQ and KKBN, Sonora’s local radio stations since 1986.

About Oak Valley Bancorp

The Company currently operates through 16 branches in Oakdale, Turlock, Stockton, Patterson, Ripon, Escalon, Manteca, Tracy, two branches in Sonora, three branches in Modesto, and three branches in their Eastern Sierra Division, which includes Bridgeport, Mammoth Lakes, and Bishop.

For more information, please call 1-866-844-7500 or visit www.ovcb.com.

Forward Looking Statements

This press release includes forward-looking statements about the corporation for which the corporation claims the protection of safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.

Forward-looking statements are based on management's knowledge and belief as of today and include information concerning the corporation's possible or assumed future financial condition, and its results of operations and business. Forward-looking statements are subject to risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking statements. Those factors include fluctuations in interest rates, government policies and regulations (including monetary and fiscal policies), legislation, economic conditions, including increased energy costs in California, credit quality of borrowers, operational factors and competition in the geographic and business areas in which the company conducts its operations. All forward-looking statements included in this press release are based on information available at the time of the release, and the Company assumes no obligation to update any forward-looking statement.

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